EXHIBIT 5.1

March 30, 2026

Americas Gold and Silver Corporation

145 King Street West, Suite 2870

Toronto, Ontario

M5H 1J8

RE:

Registration Statement on Form S-8 filed by Americas Gold and Silver Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 30, 2026 relating to the Deferred Share Unit Plan Amended & Restated Effective May 7, 2025 (the “DSU Plan”), Share Unit Plan Amended & Restated Effective May 7, 2025 (the “Share Unit Plan”), and Amended and Restated Stock Option Plan Effective May 7, 2025 (the “Option Plan”, and together with the DSU Plan and Share Unit Plan, the “Plans”) of the Company

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the SEC under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 32,548,198 common shares in the capital of the Company reserved for issuance and delivery under (1) the DSU Plan, (2) the Share Unit Plan, and (3) the Option Plan (such total common shares, the “Common Shares”).

We have acted as Canadian counsel to the Company in connection with the filing of the Registration Statement. We have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified or otherwise identified to our satisfaction of such documents, records, certificates and proceedings and have made such other investigations as we have deemed necessary or appropriate for the purpose of rendering this opinion, including:

(a)	certified copies of the currently effective articles and by-laws of the Company;

(b)	certified copies of the Plans;

(c)	certified copies of certain resolutions of the board of directors of the Company (the “Board”); and

(e)	a certificate of a senior officer of the Company dated March 30, 2026 as to certain factual matters affecting the Company, which we have not independently verified.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarial, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

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We have also assumed the awards granted under the Plans will be or have been duly granted by the Board, a committee of the Board (a “Committee”) or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plans.

Based upon, and subject to, the foregoing and to the qualifications set forth herein, we are of the opinion that the Common Shares have been duly authorized and, upon the due settlement, exercise or redemption, as applicable, of awards granted pursuant to any of the Plans all in accordance with the respective terms of the Plans and any DSU Award Agreement (as defined in the DSU Plan), Award Agreement (as defined in the Share Unit Plan), and/or Option Agreement (as defined in the Option Plan), will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein and it is given as of the date hereof. We have no responsibility or obligation and disclaim any undertaking to (i) update this opinion letter; (ii) take into account or inform any person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express; or (iii) advise any person of any other change in any matter addressed in this opinion letter. Our opinion expressed herein does not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP